Exhibit 10.25

ORIGINAL FOR EXECUTION

APPROVED VICE PRESIDENT HUMAN RESOURCES

EFFECTIVE JANUARY 1, 2005

CONOCOPHILLIPS

EXECUTIVE SEVERANCE PLAN

(Amended and Restated Effective as of January 1, 2005)

Effective October 1, 2004, the Company adopted this the ConocoPhillips Executive Severance Plan (the “Plan”) for the benefit of certain employees of the Company and its subsidiaries. This amendment and restatement of the Plan shall be effective January 1, 2005. Any Eligible Employee (as defined below) having a Severance Date (as defined below) prior to January 1, 2005, shall have benefits under this Plan determined in accordance with the provisions of this Plan as they existed prior to this amendment and restatement. Any Eligible Employee (as defined below) having a Severance Date (as defined below) on or after January 1, 2005, shall have benefits under this Plan determined in accordance with the provisions of this Plan pursuant to this amendment and restatement. All capitalized terms used herein are defined in Section 1 hereof. This Plan is intended to be a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended and shall be interpreted in a manner consistent with such intention.

SECTION 1.                                DEFINITIONS. As hereinafter used:

1.1                                 “Board” means the Board of Directors of the Company.

1.2                                 “Cause” means (i) the willful and continued failure by the Eligible Employee to substantially perform the Eligible Employee’s duties with the Employer (other than any such failure resulting from the Eligible Employee’s incapacity due to physical or mental illness), or (ii) the willful engaging, not in good faith, by the Eligible Employee in conduct which is demonstrably injurious to the Company or any of its subsidiaries, monetarily or otherwise.

1.3                                 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.4                                 “Company” means ConocoPhillips or any successors thereto.

1.5                                 “Credited Compensation” of a Severed Employee means the aggregate of the Severed Employee’s annual base salary plus his or her annual incentive compensation, each as further described below. For purposes of this definition, (a) annual base salary shall be determined immediately prior to the Severance Date and (b) annual incentive compensation shall be deemed to equal the Severed Employee’s most recently established target (determined at one hundred percent of target) for annual incentive compensation for such employee prior to such employee’s Severance Date pursuant to the Variable Cash Incentive Program or its successor program maintained by the Employer.

1.6                                 “Effective Date” means, as applicable, the date first stated above as the original effective date of this Plan or the effective date of this Plan as amended and restated.

1.7                                 “Eligible Employee” means any employee that is a Tier 1 Employee or a Tier 2 Employee, other than those employees who are listed on Exhibit B.

1.8                                 “Employer” means the Company or any of its subsidiaries.

1.9                                 “Person” means any individual, firm, corporation, partnership, association, trust, unincorporated organization, or other entity.

1.10                           “Plan” means the ConocoPhillips Executive Severance Plan, as set forth herein, as it may be amended from time to time.

1.11                           “Plan Administrator” means the person or persons appointed from time to time by the Board, which appointment may be revoked at any time by the Board.

1.12                           “Retirement Plans” means the ConocoPhillips Retirement Plan and the ConocoPhillips Key Employee Supplemental Retirement Plan.

1.13                           “Severance” means the termination of an Eligible Employee’s employment with the Employer by the Employer other than for Cause. An Eligible Employee will not be considered to have incurred a Severance if his employment is discontinued by reason of the Eligible Employee’s death or a physical or mental condition causing such Eligible Employee’s inability to substantially perform his duties with the Employer and entitling him or her to benefits under any long-term sick pay or disability income policy or program of the Employer. Furthermore, an Eligible Employee will not be considered to have incurred a Severance if employment with the Employer is discontinued after the Eligible Employee has been offered employment with another employer that has purchased a subsidiary or division of the Company or all or substantially all of the assets of an a subsidiary or division of the Company and the offer of employment from the other employer is at the same or greater salary and the same or greater target bonus as the Eligible Employee has at that time from the Employer. Still further, an Eligible Employee will not be considered to have incurred a Severance if employment with the Employer is discontinued and the Eligible Employee is also eligible for payments under the ConocoPhillips Key Employee Change in Control Severance Plan, effective October 1, 2004, or as subsequently amended, or under the Conoco Inc. Key Employee Severance Plan, as amended and restated effective October 1, 2001, and as subsequently amended.

1.14                           “Severance Date” means the date on which an Eligible Employee incurs a Severance.

1.15                           “Severance Pay” means the payment determined pursuant to Section 2.1 hereof.

1.16                           “Severed Employee” means an Eligible Employee who has incurred a Severance.

1.17                           “Tier 1 Employee” means any employee of the Employer who is in salary grade 26 or above (under the salary grade schedule of the Company on the Effective Date, with appropriate adjustment for any subsequent change in such salary grade schedule) on the Severance Date.

1.18                           “Tier 2 Employee” means any employee of the Employer, other than a Tier 1 Employee, who is in salary grade 23 or above (under the salary grade schedule of the Company on the Effective Date, with appropriate adjustment for any subsequent change in such salary grade schedule) on the Severance Date.

SECTION 2.                                BENEFITS.

2.1                                 Subject to Section 2.7, each Severed Employee shall be entitled to receive Severance Pay equal to the sum of the amounts determined under Sections 2.1(a), (b), and (c). Furthermore, for purposes of Employer compensation plans, programs, and arrangements, each Severed Employee shall be considered to have been laid off by the Employer.

(a)                                  The amount that is the Severed Employee’s Credited Compensation, multiplied by (i) 2, in the case of a Tier 1 Employee or (ii) 1.5 in the case of a Tier 2 Employee.

(b)                                 The amount that is the present value, determined as of the Severed Employee’s Severance Date, of the increase in benefits under the Retirement Plans that would result if the Severed Employee was credited with the following number of additional years of age and service under the Retirement Plans:  (i) 2, in the case of a Tier 1 Employee or (ii) 1.5, in the case of a Tier 2 Employee. Present value shall be determined based on the assumptions utilized under the ConocoPhillips Retirement Plan for purposes of determining contributions under Code Section 412 for the most recently completed plan year.

(c)                                  The amount that is equal to either (i) or (ii), as applicable, plus either (iii) or (iv), as applicable, plus (v), if applicable, plus (vi), if applicable:

(i)                                     If the Severed Employee was enrolled in company-sponsored medical coverage on the Severance Date, an amount equal to 6 times the difference between the COBRA participant contribution rate and the active employee contribution rate, each as of the Severance Date, for the type of coverage in which the Tier 2 Employee was enrolled.

(ii)                                  If the Severed Employee was not enrolled in company-sponsored medical coverage on the Severance Date, an amount equal to 18 times the difference between the COBRA participant contribution rate and the active employee contribution rate, each as of the Severance Date, for PPO medical coverage.

(iii)                               If the Severed Employee was enrolled in company-sponsored dental coverage on the Severance Date, an amount equal to 6 times the difference between the COBRA participant contribution rate and the active employee contribution rate, each as of the Severance Date, for the type of coverage in which the Tier 2 Employee was enrolled.

(iv)                              If the Severed Employee was not enrolled in company-sponsored dental coverage on the Severance Date, an amount equal to 18 times the difference between the COBRA participant contribution rate and the active employee contribution rate, each as of the Severance Date, for dental coverage (using the CP dental option coverage).

(v)                                 In the case of a Tier 1 Employee, an amount equal to the sum of 6 times the COBRA participant contribution rate, as of the Severance Date, for PPO medical coverage plus 6 times the COBRA participant contribution rate, as of the Severance Date, for dental coverage (using the CP dental option coverage).

(vi)                              If any persons qualified as eligible dependents of the Severed Employee under the applicable company-sponsored medical or dental coverage in which the Severed Employee was enrolled on the Severance Date, an amount equal to the sum of the differences, for each such eligible dependent, between the COBRA eligible dependent contribution rate and the eligible dependent contribution rate for eligible dependents of active employees, each as of the Severance Date, for the medical and/or dental coverage in which the Severed Employee was enrolled on the Severance Date, as applicable, times the factor set forth in the applicable Section 2.1(c)(i) or (ii), (c)(iii) or (iv), and (c)(v); provided, that if the Severed Employee was not enrolled for medical or dental coverage, then the eligibility and amount for each dependent shall be determined as if the Severed Employee had been enrolled in the PPO medical coverage or dental coverage (using the CP dental option coverage), as applicable, on the Severance Date.

2.2                                 Subject to Section 2.7, Severance Pay (as well as any amount payable pursuant to Section 2.4 hereof) shall be paid to an eligible Severed Employee in a lump sum as soon a practicable after the Severance Date.

2.3                                 Subject to Section 2.7, for a period of (a) 24 months, in the case of a Tier 1 Employee or (b) 18 months, in the case of a Tier 2 Employee, beginning the first of the month following the termination of active employee benefits, the Company shall arrange to provide the Severed Employee and his eligible dependents certain benefits, as enumerated below, similar to those the Severed Employee and his eligible dependents had immediately prior to the Severed Employee’s Severance Date. These benefits will be provided at no greater cost to the Severed Employee than active employee rates for the plan year of coverage provided the benefits continue to be offered by the Company to active employees and the Severed Employee and his eligible dependents meet the same eligibility criteria for the benefits as an active employee and dependents of an active employee. Depending on coverages prior to the Severed Employee’s Severance Date, these benefits could include the following, but do not include any other benefits offered by the Company: Life Insurance, which includes Basic, Executive Basic, Supplemental, and Dependent Life; and Personal Accident Insurance. Severed employees may also continue Long Term Care and Executive Life directly through the vendor to be paid for by the Severed Employee. Nothing herein shall prevent a Severed Employee or eligible dependents of a Severed Employee from electing to receive COBRA continuation coverage of health benefits subject to COBRA, in accordance with the applicable provisions of the law and the applicable plans. While as an active employee the Severed Employee may have been able to make employee contributions or pay premiums for certain coverage through a pre-tax salary reduction arrangement, that will not continue after the Severed Employee’s Severance Date. The cost of these benefits will not be adjusted to reflect that the Severed Employee’s cost will no longer be pre-tax. All other active employee benefits, not specifically mentioned above, are excluded, although if any of the benefits specifically mentioned above are replaced with a similar benefit after the Severed Employee’s Severance Date, such replacement benefits are to be considered as mentioned specifically above even though their names, terms, and conditions may have been changed. Such benefits shall not be provided (except to the extent as may be required by law) during any period when the Severed Employee is eligible to receive such benefits from another employer or from an Employer or if the Severed Employee has resumed working for an Employer. The Severed Employee is obligated to inform the Company when or if they become eligible to receive such benefits from another employer.

2.4                                 Each Severed Employee shall be entitled to receive the employee’s full salary through the Severance Date and, subject to Section 2.7 but notwithstanding any provision of the Company’s Variable Cash Incentive Program or similar annual bonus incentive plan to the contrary, a cash lump sum amount equal to a pro rata portion to the Severance Date of the aggregate value of the annual incentive compensation award to such Severed Employee for the then uncompleted fiscal year under such plan, such aggregate value being deemed to equal the Severed Employee’s most recently established target (determined at one hundred percent of target) for annual incentive compensation for such employee prior to such employee’s Severance Date pursuant to the Variable Cash Incentive Program (or similar annual bonus incentive plan) or its successor program maintained by the Employer.

2.5                                 Each party to any dispute concerning this Plan shall be responsible for that party’s own legal fees and expenses; provided, however, that the arbitrator appointed pursuant to Section 3.2 of this Plan may award reasonable legal fees and expenses to an Eligible Employee if the arbitrator determines that the Company’s denial of the claim of the Eligible Employee was not reasonable.

2.6                                 The Company shall be entitled to withhold and/or to cause to be withheld from amounts to be paid to the Severed Employee hereunder any federal, state, or local withholding or other taxes or charges which it is from time to time required to withhold.

2.7                                 No Severed Employee shall be eligible to receive Severance Pay or other benefits under the Plan unless he or she first executes a written release substantially in the form attached as Exhibit A hereto (or, if the Severed Employee was not a United States employee, a similar release which is in accordance with the applicable laws in the relevant jurisdiction) and, to the extent such release is revocable by its terms, only if the Severed Employee does not revoke it, and unless he or she also, at the request of the Company, executes a written agreement not to compete with the Company, with such terms and conditions as may be proposed by the Company at the time.

SECTION 3.                                PLAN ADMINISTRATION.

3.1                                 The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend, and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to the provisions of the Plan. The Plan Administrator shall have absolute discretion and authority in carrying out its responsibilities, and all interpretations of the Plan, determinations of eligibility under the Plan, determinations to grant or deny benefits under the Plan, or findings of fact or resolutions related to the Plan and its administration that are made by the Plan Administrator shall be binding, final, and conclusive on all parties.

3.2                                 In the event of a claim by an Eligible Employee as to the amount or timing of any payment or benefit, such Eligible Employee shall present the reason for his or her claim in writing to the Plan Administrator. The Plan Administrator shall, within 14 days after receipt of such written claim, send a written notification to the Eligible Employee as to its disposition. Except as provided in the preceding portion of this Section 3.2, all disputes under this Plan shall be settled exclusively by binding arbitration in Houston, Texas, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

3.3                                 The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.4                                 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel, and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Employer.

SECTION 4.                                DURATION; AMENDMENT; AND TERMINATION.

4.1                                 This Plan shall be effective on the Effective Date. This Plan shall continue in effect unless and until it is terminated as provided in Section 4.2.

4.2                                 This Plan may be amended from time to time during its term by the Company acting through its Board of Directors or, to the extent authorized by the Board of Directors, its officers. The Company may, by action of its Board of Directors, terminate this Plan at any time.

SECTION 5.                                GENERAL PROVISIONS.

5.1                                 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge, or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a Severed Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

5.2                                 If any Employer is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, to a Severed Employee, or if any Employer is obligated by law to provide advance notice of separation (“Notice Period”) to a Severed Employee, then any Severance Pay hereunder to such Severed Employee shall be reduced by the amount of any such severance pay, termination indemnity, notice pay, or the like, as applicable, and by the amount of any compensation received during any Notice Period. This provision specifically includes any payments or obligations under the ConocoPhillips Severance Pay Plan, as effective March 13, 2004, and as subsequently amended. Furthermore, if an Eligible Employee has willful and bad faith conduct demonstrably injurious to Company or its subsidiaries, monetarily or otherwise, after receiving Severance Pay, the Company may offset an amount equal to such Severance Pay against any other amounts due from other plans or programs, unless otherwise required by law.

5.3                                 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust, or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

5.4                                 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

5.5                                 This Plan shall be binding upon the heirs, executors, administrators, successors, and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Employer.

5.6                                 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

5.7                                 The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Employer that may be applied by the Employer to the payment of benefits or other rights under this Plan.

5.8                                 Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first-class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

5.9                                 This Plan shall be construed and enforced according to the laws of the State of Delaware.

CONOCOPHILLIPS

By:	/s/ Carin S. Knickel	Dated:	December 20, 2005
Carin S. Knickel
Vice President, Human Resources

Exhibit A

WAIVER AND RELEASE OF CLAIMS

In consideration of, and subject to, the payments to be made to me by ConocoPhillips, a Delaware corporation (the “Company”) or any of its subsidiaries, pursuant to the ConocoPhillips Executive Severance Plan (the “Plan”), which I acknowledge that I would not otherwise be entitled to receive, I hereby waive any claims I may have for employment or re-employment by the Company or any subsidiary or parent of the Company after the date hereof, and I further agree to and do release and forever discharge the Company or any subsidiary or parent of the Company, and their respective past and present officers, directors, shareholders, employees, and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with the Company or any subsidiary or parent of the Company, or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, the Civil Rights Acts, Age Discrimination in Employment Act, Employee Retirement Income Security Act, Americans with Disabilities Act, or any other federal, state, or local legislation or common law relating to employment or discrimination in employment or otherwise.

Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims shall adversely affect (i) my rights under the Plan; (ii) my rights to benefits other than severance benefits under plans, programs, and arrangements of the Company or any subsidiary or parent of the Company which are accrued but unpaid as of the date of my termination; or (iii) my rights to indemnification under any indemnification agreement, applicable law and the certificates of incorporation and bylaws of the Company and any subsidiary or parent of the Company, and my rights under any director’s and officers’ liability insurance policy covering me.

I acknowledge that I have signed this Waiver and Release of Claims voluntarily, knowingly, of my own free will and without reservation or duress and that no promises or representations have been made to me by any person to induce me to do so other than the promise of payment set forth in the first paragraph above and the Company’s acknowledgement of my rights reserved under the second paragraph above.

Signature:	Dated: